UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

Tuesday, March 6, 2018

Commission file number: 333-150028

BUNKER HILL MINING CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	32-0196442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 Bay Street, Suite 2702, Toronto, Ontario, Canada	M5H 2Y4
(Address of principal executive offices)	(Postal Code)

Registrant's telephone number, including area code: (416) 477-7771

N/A

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 6, 2018, Bunker Hill Mining Corp. (the “Company”) and the United States, on behalf of the Environmental Protection Agency (the “EPA”), entered into the Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp. (hereinafter referred to as the “Agreement”).  Pursuant to the Agreement, the Company agreed to perform certain response actions at the Bunker Hill Mine (the “Mine”) and to make payments in partial or total satisfaction of the liability of Placer Mining Corp. (“Placer”), et al., under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”).  Subject to the terms of the Agreement, the EPA has agreed not to sue or take administrative action against the Company as an operator or owner under CERCLA for contaminants that previously migrated from the Mine. Additionally, the EPA has agreed not to enforce its lien on the Mine while payments are being made, and has agreed to release the lien upon the completion of the Company’s payment obligations under the Agreement. The Agreement is subject to a 14-day comment period.

In accordance with the Agreement, the Company is to perform actions necessary to manage acidic mine drainage (“AMD”) as directed by the EPA (hereinafter referred to as the “Work”).  Specifically, the Company is to construct, operate and maintain an In-Mine Diversion System and manage the mine pool so that discharge can be controlled.  The Company is to operate a Kellogg Portal Contingency Diversion System by obtaining, keeping and operating appropriate materials near the entrance to the Kellogg Tunnel (“KT”) for the purposes of containing, damming, and/or rerouting any flows into the KT ditch within one hour of any indication that that mine water is flowing outside the KT.  The Company is required to conduct operations and maintenance in accordance with the Reed Landing Flood Control Project Operations and Maintenance Manual.  The Company shall manage Mine waste around the Mine boundaries to prevent release of waste into the environment, continue to convey AMD to the Central Treatment Plant (“CTP”), treat flows from the Reed and Russell adits prior to discharge into surface waters, allow certain inspections of the above mentioned Work, and comply with certain emergency response reporting requirements of the EPA, CERCLA and the Emergency Planning and Community Right-to-Know Act.

In accordance with the payment obligations of the Agreement, for so long as the Company leases, owns, and/or occupies the Mine, the Company shall pay on behalf of Placer US $20 million upon the following payment schedule (the “Payments”):

Date

Amount

Within 30 days of the Effective Date

$1,000,000

November 1, 2018

$2,000,000

November 1, 2019

$3,000,000

November 1, 2020

$3,000,000

November 1, 2021

$3,000,000

November 1, 2022

$3,000,000

November 1, 2023

$3,000,000

November 1, 2024

$2,000,000

Additionally, the Company shall pay the EPA for water treatment costs incurred at the CTP from December 1, 2017 onward in semi-annual installments of $480,000 beginning within 30 days of the effective date of the Agreement and then every six months thereafter.

In consideration for the Work to be performed and the Payments, the United States covenants not to sue or take administrative action against the Company for previous contamination that migrated from the Mine, Work, and Payments.  The covenant not to sue is conditioned upon the Company’s obligations under the Agreement coming due during the leasehold, ownership, and/or occupancy of the Mine.  The Company’s liability for prior contaminants that migrated from the Mine is limited to the amount owed by the Company pursuant to the Payments in accordance with the Agreement.

Additionally, for as long as the Company is in compliance with the Work and Payment obligations, the EPA agrees not to enforce any lien it may have on the Mine, and upon satisfactory completion of the Payments, the EPA agrees to release and waive any lien it may have on the Mine now and in the future under CERCLA for costs incurred or to be incurred by the EPA in responding to the release or threat of release of contaminants that previously migrated from the Mine.

The foregoing summary description of the terms of the Agreement may not contain all information that is of interest to the reader. For further information regarding the terms and conditions of the Agreement, this reference is made to such Agreement, which is filed as Exhibit 10.1 and is incorporated herein by this reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report of Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

d) Exhibits
10.1	Form of Settlement Agreement and Order on Consent for Response Action by Bunker Hill Mining Corp., dated March 6, 2018.
99.1	Press Release, dated March 7, 2018, entitled “EPA Signs Agreement with Bunker Hill Mining Corp. which Provides Full Rights of Operatorship of the Bunker Hill Zinc, Lead, Silver Mine.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BUNKER HILL MINING CORP.

By:   /s/ Bruce Reid

Bruce Reid

Its: Chief Executive Officer

Date: March 6, 2018